Exhibit 99.1

Palo Alto Networks, Inc. Announces Proposed $1.75 Billion Offering of

Convertible Senior Notes Due 2025

SANTA CLARA, Calif. – June 3, 2020 - Palo Alto Networks® (NYSE: PANW) announced today its intention to offer, subject to market conditions and other factors, $1.75 billion aggregate principal amount of convertible senior notes due 2025 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Palo Alto Networks also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $250 million aggregate principal amount of the notes, to cover over-allotments, if any.

The notes will be unsecured, senior obligations of Palo Alto Networks, and interest will be payable semi-annually in arrears. Conversions of the notes will be settled in cash up to the aggregate principal amount of the notes to be converted, and in cash, shares of Palo Alto Networks’ common stock (the “Common Stock”) or a combination thereof, at Palo Alto Networks’ election, in respect of the remainder, if any, of Palo Alto Networks’ conversion obligation in excess of the aggregate principal amount of the notes being converted. Final terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Palo Alto Networks and the initial purchasers of the notes.

In connection with the offering of the notes, Palo Alto Networks expects to enter into privately negotiated convertible note hedge transactions with certain financial institutions, which may include certain of the initial purchasers or their respective affiliates or other financial institutions (the “hedge counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution to the Common Stock upon any conversion of notes and/or offset the cash payments Palo Alto Networks is required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price of the Common Stock is greater than the strike price of the convertible note hedge transactions. Palo Alto Networks also expects to enter into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions could separately have a dilutive effect if the market price of the Common Stock exceeds the strike price of the warrant transactions, unless Palo Alto Networks elects, subject to certain conditions set forth in the related warrant confirmations, to settle the warrant transactions in cash. If the initial purchasers exercise their over-allotment option to purchase additional notes, Palo Alto Networks intends to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties.

Palo Alto Networks expects that in connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the hedge counterparties and/or their respective affiliates may enter into various derivative transactions with respect to the Common Stock and/or purchase shares of the Common Stock in privately negotiated transactions and/or open market transactions concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline (or reducing the size of any decline) in, the market price of the Common Stock at that time. In addition, Palo Alto Networks expects that the hedge counterparties and/or their respective affiliates may modify their hedge positions from time to time following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period relating to a conversion of the notes) by entering into or unwinding derivative transactions with respect to the Common Stock and/or by purchasing or selling shares of the Common Stock or other securities of Palo Alto Networks in secondary market transactions. This activity could also cause or avoid an increase or a decrease in the market price of the Common Stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes.

Palo Alto Networks expects to use a portion of the net proceeds of the offering of the notes to pay the cost of the convertible note hedge transactions described above (after such cost is partially offset by the proceeds to Palo Alto Networks of the warrant transactions described above) and the remaining proceeds of the offering for general corporate purposes, which may include working capital, capital expenditures, potential acquisitions, strategic transactions, the payment of amounts due upon conversion, at maturity or upon repurchase of Palo Alto Networks’ outstanding 0.75% Convertible Senior Notes due 2023, and repurchases of Common Stock.

The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of Common Stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

SOURCE Palo Alto Networks, Inc.

Related Links

https://www.paloaltonetworks.com/